Exhibit 99.1
For Immediate release:
Contact: Warren R. Wilkinson
Republic Airways Holdings
317-484-6042

REPUBLIC AIRLINES
TO OPERATE 12 EMBRAER E170 JETS
FOR MIDWEST AIRLINES

•	Republic Provides $15 Million in New Financing to Midwest
•	Air Services Agreement Can Convert to Long Term Aircraft Lease at Midwest's Option

Indianapolis, Indiana, (September 3, 2008) – Republic Airways Holdings (NASDAQ/NM: RJET), announced today that its Republic Airlines subsidiary has signed an agreement with Midwest Airlines to provide 12, 76–seat Embraer E170 jets operating as  Midwest Connect with initial service beginning October 1, 2008.

“We are very pleased to partner with the Midwest Airlines team and look forward to a mutually beneficial relationship,” said Bryan Bedford, Chairman, President and CEO of Republic Airways.

“Republic is a partner that can help position us for a return to sustained profitability and future growth, deploying an aircraft that is fuel efficient, state of the art and strategic for this new energy environment for the U.S. airline industry,” said Timothy E. Hoeksema, Midwest Airlines chairman and chief executive officer.  “We look forward to working with the Republic team in this new partnership.”

Key commercial terms of the agreement include:

1.	Under the Airline Service Agreement (“ASA”), Midwest will purchase all capacity at predetermined rates and will directly pay or reimburse Republic for industry standard pass-through costs.
2.	The first aircraft will be placed into service on October 1, 2008 and the last aircraft on November 15, 2008.
3.
The agreement has a term of ten years.  However, at Midwest’s option, and at any time prior to June 1, 2010, Midwest can elect to convert the ASA into a long term aircraft lease.   The 12 E170’s would be leased from Republic for the remaining duration of the ASA and operated on the Midwest Airlines operating certificate.

4.	All fuel will be purchased directly by Midwest and will not be charged back to Republic.
5.	Republic made a one year term loan to Midwest in the amount of $15.0 million, with an additional loan commitment of $10.0 million, based on the achievement of certain milestones.
6.	The loan(s) is collateralized by all of Midwest’s unencumbered assets and generally be senior to other lender’s security position.

About Republic Airways

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,200 flights daily to 111 cities in 34 states, Canada, Mexico and Jamaica through airline services agreements with five U.S. airlines. All of the airlines’ flights are operated under their airline partner brand, such as AmericanConnection, Continental Express, Delta Connection, United Express and US Airways Express. The airlines currently employ approximately 4,600 aviation professionals and operate 230 regional jets.
www.RJET.com

In addition to historical information, this release contains forward-looking statements.  Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events.  Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date.  Republic Airways assumes no obligation to update any forward-looking statement.  Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.